Filed Pursuant to Rule 433

Registration No. 333-180289

FREE WRITING PROSPECTUS

April 11, 2014

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Stock-Linked Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Autocallable Yield Notes

}	Autocallable Yield Notes linked to the Common Stock of Valeant Pharmaceuticals International, Inc.
}	12 month term
}	Annualized quarterly coupons of at least 13.75% per annum (to be determined on the Pricing Date), to be paid in equal quarterly installments
}	Contingent return of principal
}	If the notes are not called, and if a Trigger Event occurs and the Final Return is negative, you will lose all or a portion of your principal amount
}	A Trigger Event will occur if the closing price of the Reference Stock on any trading day during the Observation Period is less than the Trigger Price (which is 70% of the Initial Price)
}	Callable quarterly on or after October 21, 2014 if the closing price of the Reference Stock is at or above the Initial Price
}	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $940.00 and $975.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

12-Month Autocallable Yield Notes

Linked to the Common Stock of Valeant Pharmaceuticals International, Inc.

Indicative Terms*

Principal Amount	$1,000 per Note
Term	12 months
Call Feature	The Notes will be automatically called if the Official Closing Price of the Reference Stock is at or above the Initial Price on any Call Observation Date on or after October 21, 2014.** In such case, you will receive a payment equal to 100% of the Principal Amount, together with any unpaid coupon payment on the corresponding Call Payment Date.**
Reference Asset	The common stock of Valeant Pharmaceuticals International, Inc. (NYSE symbol: VRX) (the “Reference Stock”)
Annual Coupon Rate	At least 13.75% per annum, equivalent to at least 3.4375% per quarter (to be determined on the Pricing Date).
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 in Principal Amount, you will receive a payment on the Maturity Date calculated as follows, plus the final coupon payment:

■ If a Trigger Event does not occur, $1,000.

■ If a Trigger Event occurs and the Final Return is greater than or equal to zero, $1,000.

■ If a Trigger Event occurs and the Final Return is less than zero, $1,000 + ($1,000 x Final Return)

Trigger Event	A Trigger Event occurs if the Official Closing Price of the Reference Stock is below the Trigger Price on any trading day during the Observation Period.
Trigger Price	70% of the Initial Price
Observation Period	From but excluding the Pricing Date to and including the Final Valuation Date.
Final Return	Final Price – Initial Price Initial Price
Trade Date	April 21, 2014
Pricing Date	April 21, 2014
Original Issue Date	April 24, 2014
Maturity Date	April 24, 2015
CUSIP	40432XYL9

* As more fully described beginning on page FWP-4.

** See pages FWP-4 and FWP-5 for Call Observation Dates, Call Payment Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the closing price of the Reference Stock will not be less than the Trigger Price on any trading day during the Observation Period, and who seek higher quarterly coupon payments (relative to the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), regardless of the performance of the Reference Stock as long as the Notes are not automatically called.

If the Notes are not automatically called and if a Trigger Event does not occur during the Observation Period, you will receive the Principal Amount of your Notes at maturity plus any unpaid coupon payments, regardless of the Final Return.

If the Notes are not automatically called, and if a Trigger Event occurs and the Final Return is negative, you will lose some or all of your Principal Amount at maturity. In such a case, even with the coupon payments made on the Notes, your yield on an investment in the Notes may be negative.

If the closing price of the Reference Stock is at or above its Initial Price on any Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with any unpaid coupon payments on the corresponding Call Payment Date.

The offering period for the Notes is through April 21, 2014

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called and whether a Trigger Event occurs. Regardless of whether a Trigger Event occurs, you will receive your quarterly coupons on each Coupon Payment Date, subject to your Notes being automatically called. If you lose some or all of your Principal Amount at maturity, even with the coupon payments made on the Notes, your yield on an investment in the Notes may be negative.

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HSBC USA Inc. 12-Month Autocallable Yield Notes

This free writing prospectus relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of the common stock of Valeant Pharmaceuticals International, Inc. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of Valeant Pharmaceuticals International, Inc. (NYSE symbol : VRX) (the “Reference Stock”)
Trade Date:	April 21, 2014
Pricing Date:	April 21, 2014
Original Issue Date:	April 24, 2014
Final Valuation Date:	April 21, 2015, subject to adjustment as described under “Additional Note Terms―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be April 24, 2015. The Maturity Date is subject to adjustment as described under “Additional Note Terms―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Price of the Reference Stock is at or above the Initial Price on any Call Observation Date. If the Notes are automatically called, they will be redeemed on the corresponding Call Payment Date at 100% of their Principal Amount, together with any unpaid coupon payment.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, we will pay you the Final Settlement Value plus any unpaid coupon payment.
Final Settlement Value:

If the Notes are not automatically called, for each $1,000 in Principal Amount, you will receive a payment on the Maturity Date calculated as follows, in addition to the final coupon payment:

▶ If a Trigger Event does not occur, $1,000.

▶ If a Trigger Event occurs and the Final Return is greater than or equal to zero, $1,000

▶ If a Trigger Event occurs and the Final Return is less than zero, $1,000 + ($1,000 x Final Return).

In such a case, you will lose up to 100% of your Principal Amount at maturity. Even with the coupon payments made on the Notes, your yield on an investment in the Notes may be negative.

Trigger Event:	A Trigger Event occurs if the Official Closing Price of the Reference Stock is below the Trigger Price on any trading day during the Observation Period.
Trigger Price:	70% of the Initial Price
Observation Period:	From but excluding the Pricing Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Note Terms―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.
Call Observation Dates:	October 21, 2014, January 21, 2015, and April 21, 2015 (the Final Valuation Date). The Call Observation Dates are subject to postponement as described under “Additional Note Terms―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.

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Call Payment Dates:	October 24, 2014, January 26, 2015, and April 24, 2015 (the Maturity Date). The Call Payment Dates are subject to postponement as described under “Additional Note Terms―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Annual Coupon Rate (paid quarterly):	At least 13.75% per annum, equivalent to at least 3.4375% per quarter (to be determined on the Pricing Date).
Coupon Payment Dates:	July 24, 2014, October 24, 2014, January 26, 2015, and April 24, 2015 (the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Additional Note Terms―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Final Return:	The quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	The Official Closing Price of the Reference Stock on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Stock on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Stock on any scheduled trading day as determined by the calculation agent based upon the value displayed on the Bloomberg Professional® service page “VRX UP <EQUITY>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable, subject to adjustment as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40432XYL9/US40432XYL99
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stock, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stock or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of the Reference Stock is at or above the Initial Price on any Call Observation Date. If the Notes are automatically called, investors will receive, on the corresponding Call Payment Date, a cash payment equal to 100% of the Principal Amount together with any unpaid coupon payment.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 in Principal Amount, you will receive a cash payment equal to the Final Settlement Value (plus the final coupon payment) determined as follows:

}	If a Trigger Event does not occur, $1,000.

}	If a Trigger Event occurs and the Final Return is greater than or equal to zero, $1,000.

}	If a Trigger Event occurs and the Final Return is less than zero, $1,000 + ($1,000 x Final Return).

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 in Principal Amount, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four. The expected Coupon Payment Dates are set forth above. The Coupon Payment Dates are subject to postponement for non-business days and other events as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes―Interest and Principal Payments―Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

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The Annual Coupon Rate will be at least 13.75% per annum, to be determined on the Pricing Date, and to be paid in equal quarterly installments.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Price of the Reference Stock will not be below the Trigger Price on any trading day during the Observation Period.

}	You are willing to make an investment that is potentially exposed to downside performance of the Reference Stock on a 1-to-1 basis.

}	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Stock is at or above the Initial Price.

}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

}	You are willing to be exposed to the possibility of early redemption.

}	You are willing to forgo dividends or other distributions paid to holders of the Reference Stock.

}	You are willing to hold the Notes to maturity.

}	You do not seek an investment for which there will be an active secondary market.

}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Price of the Reference Stock will be below the Trigger Price on at least one trading day during the Observation Period.

}	You are unwilling to make an investment that is potentially exposed to downside performance of the Reference Stock on a 1-to-1 basis.

}	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Stock is at or above the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

}	You are unwilling to be exposed to the possibility of early redemption.

}	You prefer to receive the dividends or other distributions paid on the Reference Stock.

}	You prefer a product that provides upside participation in the Reference Stock, as opposed to the coupon being offered with respect to your Notes.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the Reference Stock. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose 100% of the Principal Amount.

The Notes do not guarantee return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs during the Observation Period and the Final Return of the Reference Stock is negative. In this case, the Payment at Maturity will be less than the Principal Amount of the Notes, and you will lose 100% of the Principal Amount if the Final Price of the Reference Stock falls to zero. In such a case, even with the coupon payments made on the Notes, your yield on an investment in the Notes may be negative.

You will not participate in any appreciation in the price of the Reference Stock.

Other than the coupon payments, the Notes will not pay more than the Principal Amount at maturity or upon an automatic call. Even if the Final Return of the Reference Stock is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in any appreciation of the Reference Stock. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus the coupon payments. Under no circumstances, regardless of the extent to which the price of the Reference Stock appreciates, will your return exceed the total amount of the coupon payments. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Reference Stock.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and

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the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to the Initial Price. We cannot predict the Official Closing Price of the Reference Stock at any time during the Observation Period, including on a Call Observation Date or on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stock or return on the Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of the Reference Stock’s Final Returns from -100% to +100%, assuming that the Notes are not called prior to maturity. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000
}	Trigger Price:	70% of the Initial Price
}	Hypothetical Annual Coupon Rate (paid quarterly):	13.75% per annum, to be paid at 3.4375% per quarter (the actual Annual Coupon Rate will be determined on the Pricing Date)

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Final Return of the Reference Stock	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
90.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
80.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
70.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
60.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
50.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
40.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
30.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
20.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
10.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
0.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$1,000	$1,137.50	13.75%
-10.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$900	$1,037.50	3.75%
-20.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$800	$937.50	-6.25%
-30.00%	$137.50	$1,000	$1,137.50	13.75%	$137.50	$700	$837.50	-16.25%
-40.00%	N/A	N/A	N/A	N/A	$137.50	$600	$737.50	-26.25%
-50.00%	N/A	N/A	N/A	N/A	$137.50	$500	$637.50	-36.25%
-60.00%	N/A	N/A	N/A	N/A	$137.50	$400	$537.50	-46.25%
-70.00%	N/A	N/A	N/A	N/A	$137.50	$300	$437.50	-56.25%
-80.00%	N/A	N/A	N/A	N/A	$137.50	$200	$337.50	-66.25%
-90.00%	N/A	N/A	N/A	N/A	$137.50	$100	$237.50	-76.25%
-100.00%	N/A	N/A	N/A	N/A	$137.50	$0	$137.50	-86.25%

1 The Official Closing Price of the Reference Stock never falls below the Trigger Price on any trading day during the Observation Period.

2 The Official Closing Price of the Reference Stock falls below the Trigger Price on at least one trading day during the Observation Period.

3 Assuming the Annual Coupon Rate is 13.75% and the Notes have been held to maturity, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $137.50, with hypothetical coupon payments of $34.375 made on each Coupon Payment Date.

FWP-11

Hypothetical Examples of the Final Settlement Value

The three examples below set forth examples of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000
}	Trigger Price:	70% of the Initial Price
}	Hypothetical Annual Coupon Rate (paid quarterly):	13.75% per annum, to be paid at 3.4375% per quarter (the actual Annual Coupon Rate will be determined on the Pricing Date)
}	Hypothetical Initial Price:	$100

The actual Annual Coupon Rate and Initial Price will be determined on the Pricing Date.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Call Payment Date corresponding to a Call Observation Date on which the Notes are automatically called, if applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and if a Trigger Event occurs and, if so, the Final Return of the Reference Stock. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and whether a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Reference Stock will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs. Additionally, the Final Return of the Reference Stock is less than zero.

Lowest Official Closing Price of the Reference Stock During the Observation Period	Final Price/Final Return
$65 (65% of Initial Price)	$50/-50%

Since the Official Closing Price of the Reference Stock is below the Trigger Price during the Observation Period, a Trigger Event occurs.

In addition, because the Final Return is less than zero, the Final Settlement Value

= Principal Amount + (Principal Amount × Final Return)

= $1,000 + ($1,000 × -50%) = $500.00

Therefore, with the total coupon payments of $137.50 over the term of the Notes, the total payment on the Notes is $637.50.

Example 2: The Notes are not automatically called and a Trigger Event occurs. Additionally, the Final Return of the Reference Stock is greater than or equal to zero.

Lowest Official Closing Price of the Reference Stock During the Observation Period	Final Price/Final Return
$65 (65% of Initial Price)	$130/30%

Since the Official Closing Price of the Reference Stock is below the Trigger Price during the Observation Period, a Trigger Event occurs.

In addition, because the Final Return is greater than or equal to zero, the Final Settlement Value equals $1,000.

Therefore, with the total coupon payments of $137.50 over the term of the Notes, the total payment on the Notes is $1,137.50.

Example 3: The Notes are not automatically called and a Trigger Event does not occur.

Lowest Official Closing Price of the Reference Stock During the Observation Period	Final Price/Final Return
$75 (75% of Initial Price)	$80/-20%

Since the Official Closing Price of the Reference Stock is not below the Trigger Price during the Observation Period, a Trigger Event does not occur. Therefore, the Final Settlement Value equals $1,000.

Therefore, with the total coupon payments of $137.50 over the term of the Notes, the total payment on the Notes is $1,137.50.

FWP-12

Example 4: The Official Closing Price of the Reference Stock is $130 on the first Call Observation Date and the Notes are automatically called.

Since the Official Closing Price of the Reference Stock on the first Call Observation Date is at or above the Initial Price, the Notes are automatically called. Therefore, on the first Call Payment Date, you will receive a total payment of $1,034.375, which is equal to the sum of the $1,000 Principal Amount plus the coupon payment of $34.375 owed to you on that date.

Therefore, with the total coupon payment of $34.375 paid on the first Coupon Payment Date, the total payment on the Notes is $1,068.75. Once the Notes are automatically called, no further coupon payment will be paid on the subsequent Coupon Payment Dates.

FWP-13

INFORMATION RELATING TO THE REFERENCE STOCK

Description of Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International, Inc. develops and distributes drugs. The company develops drugs for unmet medical needs in central nervous system disorders, and distributes generic and branded generic drugs in Latin America and Eastern Europe. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14956 or its CIK Code: 0000885590.

Historical Performance of Valeant Pharmaceuticals International, Inc.

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from October 1, 2008 through April 10, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2008	$9.47	$6.39	$9.09	September 30, 2011	$57.24	$34.32	$37.12
March 31, 2009	$11.60	$9.05	$10.53	December 30, 2011	$47.58	$32.05	$46.69
June 30, 2009	$13.22	$8.92	$12.93	March 30, 2012	$55.75	$45.52	$53.69
September 30, 2009	$14.90	$11.69	$14.84	June 29, 2012	$59.73	$42.47	$44.79
December 31, 2009	$14.89	$12.41	$13.42	September 28, 2012	$61.11	$44.02	$55.27
March 31, 2010	$16.32	$13.11	$16.12	December 31, 2012	$61.10	$52.50	$59.77
June 30, 2010	$19.04	$13.14	$18.50	March 29, 2013	$75.10	$59.36	$75.02
September 30, 2010	$26.67	$17.37	$24.08	June 28, 2013	$96.25	$69.87	$86.08
December 31, 2010	$30.78	$23.21	$28.29	September 30, 2013	$106.95	$87.05	$104.33
March 31, 2011	$51.13	$28.06	$49.81	December 31, 2013	$118.15	$102.63	$117.40
June 30, 2011	$55.00	$47.28	$51.96	March 31, 2014	$152.92	$112.27	$131.83
				April 10, 2014*	$136.40	$115.14	$123.33

* This free writing prospectus includes information for the second calendar quarter of 2014 for the period from April 1, 2014 through April 10, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for second calendar quarter of 2014.

The graph below illustrates the daily performance of the Reference Stock from January 1, 2008 through April 10, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on April 10, 2014 was $123.33. Past performance of the Reference Stock is not indicative of its future performance.

FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated using the actual number of calendar days during the period from but excluding the most recent Coupon Payment Date to and including the accelerated maturity date, and on the basis of a 360-day year. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return of the Reference Stock, and the accelerated maturity date will be the third business day after the accelerated Final Valuation Date. If a market disruption event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

FWP-15

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether the issuer of the Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the Reference Stock and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Stock is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the Annual Coupon Rate of at least 13.75% (to be determined on the Pricing Date) on the Notes among interest on the Deposit and Put Premium, [●]% constitutes interest on the Deposit and [●]% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Foreign Account Tax Compliance Act. Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-16

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Yield Notes

April 11, 2014

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-11
Information Relating to the Reference Stock	FWP-14
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-16

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Note Terms	S-5
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-11

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60